EXHIBIT 99.1

Delcath’s Phase III Trial Data to be Presented During American Society of Clinical Oncology 2010 Annual Meeting in Chicago
New York, NY -- April 13, 2010 -- Delcath Systems, Inc. (NASDAQ: DCTH), a medical technology company testing its proprietary treatment system for primary and metastatic cancers to the liver, announced today that the American Society of Clinical Oncology (ASCO) has accepted an abstract for oral presentation of Delcath’s Phase III Trial Data comparing percutaneous hepatic perfusion with melphalan (PHP-mel) to the best alternative care for patients with hepatic metastases from ocular or cutaneous melanoma for ASCO’s 2010 Annual Meeting, to be held June 4-8, 2010 at McCormick Place in Chicago.

James F. Pingpank, MD, FACS, Associate Professor of Surgery at the University of Pittsburgh School of Medicine and a lead Principal Investigator of the Phase III trial, will present the abstract on June 5 at 3:30pm CT, during the Melanoma/Skin Cancer – Oral Abstract Session.  The company expects to report top-line results from the trial later this month.

“ASCO’s invitation to present at the podium represents a tremendous achievement for the clinicians leading our Phase III trial,” said Eamonn P. Hobbs, Delcath’s President and CEO.  “The invitation illustrates the increasing interest in the Delcath PHP System™ as well as the data generated from the trial within the oncology clinician community. We look forward to Dr. Pingpank sharing this data and thank all of the patients and physicians for their involvement in this groundbreaking study.”

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical technology company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of primary and metastatic liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer agents to the liver while controlling the systemic exposure of those agents.  In addition to its fully enrolled Phase III metastatic melanoma study, the Company is currently conducting trials to treat other liver cancers. The Company maintains a broad intellectual property portfolio on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information: Investor Contact: Doug Sherk/Stacey Fisher/Mike Pollack EVC Group 415-896-6820	Media Contact: Steve DiMattia EVC Group 646-201-5445